EXHIBIT 99.1

Russell M. Flaum Retires From Quanex Board of Directors

HOUSTON, Dec. 13, 2006 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) announced today that Russell M. Flaum has retired from the Company's Board of Directors. Mr. Flaum, who is Executive Vice President of Illinois Tool Works (ITW), stated that his global responsibilities with ITW no longer afford him the necessary time and attention required to continue his role as a Quanex director.

"On behalf of Quanex, I would like to thank Russ for his valued contributions to the Board and our shareholders over the last nine years," said Raymond A. Jean, the Company's chairman and chief executive officer.

Quanex is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Financial Contact:
          Jeff Galow
            (713) 877-5327
          Media Contact:
          Valerie Calvert
            (713) 877-5305